Exhibit 10.7

DIRECTED EQUITY TRANSFER AGREEMENT

THIS DIRECTED EQUITY TRANSFER AGREEMENT (the “Agreement”) is made and entered into effect as of August 10, 2023 (the “Effective Date”), by and among Wood Violet Fertility LLC, a Delaware limited liability company (“Manager”), Wisconsin Fertility and Reproductive Surgery Associates, S.C., a Wisconsin corporation (“Provider”), and Elizabeth Pritts Living Revocable Trust (“Member”). Manager, Provider and Member may be referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Member is an owner and holder of record of the issued and outstanding membership interests, distribution rights, voting interests, and percentage interests of Provider (the “Membership Interests”); and

WHEREAS, Elizabeth Pritts is the sole trustee of the Member, with all the power and fiduciary responsibility for managing, administering, and carrying out the purposes of the trust (the “Trustee”);

WHEREAS, Member believes that it is in its best interest and the best interests of Provider to restrict the transferability of the Membership Interests to promote the ongoing continuity of the enterprise for the benefit of the patients of Provider; and

WHEREAS, Trustee has entered into that certain Physician Liaison Agreement with Manager, dated as of the Effective Date (the “Liaison Agreement”); and

WHEREAS, Provider is a party to that certain Management Services Agreement with Manager, dated as of the Effective Date (the “Management Services Agreement”), pursuant to which Manager has an interest in assuring continuity in the management of Provider for the benefit of the patients of Provider.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties, intending to be legally bound, hereby agree as follows:

1.	Restrictions on Membership Interests. Except in accordance with the terms of this Agreement, Member shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, whether by operation of law or otherwise, the Membership Interests or any other equity of Provider that Member may hereafter acquire. Any attempted transfer of Membership Interests by Member in violation of this Agreement shall be null and void ab initio.

2.	Membership Interest Transfer. Upon the occurrence of a “Membership Interest Transfer Event” (as defined in Section 3), Member (and for this purpose, Member hereby intends to bind any heir, executor, administrator, personal representative, estate, testamentary beneficiary, donee, trustee in bankruptcy, successor or assign, all of which shall be included in the term “Member”) shall transfer the Membership Interests (“Transferring Member”), including all legal and beneficial rights connected with the Membership Interests, to one or more persons or entities designated by the Manager in its sole discretion (each, a “Designated Transferee”), who shall be an individual or entity permitted to hold the Membership Interests under the laws, rules and regulations of the State of Wisconsin in effect at the time of such transfer (a “Membership Interest Transfer”) and who has entered into a liaison agreement and a directed equity transfer agreement in forms acceptable to the Manager in its sole discretion. Further, upon any Membership Interest Transfer, the Liaison Agreement shall automatically terminate, and Member shall resign as an officer, director, or manager of Provider, or in the absence of a written resignation by Member, be deemed to have resigned such positions, in each case, without any liability of Manager or Provider to the Transferring Member, and no action taken by the Transferring Member following a Membership Interest Transfer shall be valid or binding on Provider.

3.	Transfer Process.

3.1.	Membership Interest Transfer Events. The occurrence of any of the following events shall cause a Membership Interest Transfer in accordance with Section 2 (each a “Membership Interest Transfer Event”):

(a)	the death of Trustee;

(b)	the retirement of Trustee;

(c)	a determination by a court of competent jurisdiction or a physician selected by Manager, that Trustee is incompetent or disabled so as to be unable to render any professional services;

(d)	the suspension, revocation, voluntary surrender, lapse, or any other restriction of Trustee’s license which lawfully prohibits Trustee from rendering professional services;

(e)	the disqualification of Member under applicable law to hold the Membership Interests in Provider;

(f)	the breach by Member of the Liaison Agreement;

(g)	the termination of Member’s Liaison Agreement;

(h)	the breach by Elizabeth Pritts, M.D. (“Dr. Pritts”) of her employment agreement with Provider, dated as of the date hereof (the “Employment Agreement”), if not cured within the applicable cure period provided thereunder;

(i)	the termination of Dr. Pritts’ Employment Agreement;

(j)	the breach or violation by Member of Provider’s organizational or formation documents or company or operating agreement of Provider;

(k)	the purported transfer by Member of the Membership Interests in Provider, except in accordance with this Agreement or the Manager’s Limited Liability Company Agreement;

(l)	a breach of any provision of the Management Services Agreement by Provider, due solely to an act or omission by Member or Trustee, subject to the applicable cure provisions set forth thereunder;

(m)	any attempt to terminate the Management Services Agreement by Provider, other than in accordance with the terms of the Management Services Agreement;

(n)	termination of the Management Services Agreement by either party;

(o)	the voluntary or involuntary filing for bankruptcy by Provider;

(p)	the violation or breach by Member or Provider (at the sole direction of Member) of this Agreement;

(q)	the exclusion or debarment or other discipline of Dr. Pritts from participation in a federal and/or state health care program or the conviction or plea of guilty or no contest to a criminal charge under federal or state laws relating to Dr. Pritts’ practice of medicine or participation in any governmental health program; or

(r)	receipt by Member of a written notice from Manager requesting Member to transfer all or a part of the Membership Interests held by Member to one or more persons designated by Manager.

3.2.	Declaration of Membership Interest Transfer Event. Upon the occurrence of a Membership Interest Transfer Event (or at such later time as the Manager may discover the occurrence of a Membership Interest Transfer Event), the Membership Interest Transfer shall be effected at such date as Manager shall determine unless Manager, in its sole discretion and judgment, waives such Membership Interest Transfer Event; provided that no such waiver by Manager shall be deemed to extend to any prior or subsequent Membership Interest Transfer Event; provided further that Manager shall not be permitted to waive any Membership Interest Transfer Event that relates to the Member’s ability to own equity of the Provider in any Provider State (each, an “Automatic Membership Interest Transfer Event”). Within ninety (90) days following any Automatic Membership Interest Transfer Event (or such longer period, as may be agreed to by Manager and Member, to the extent reasonably required to obtain regulatory approvals or licenses necessary to complete the Membership Interest Transfer (e.g., the licensure of the Designated Transferee), or at such date as the Manager shall determine within such period, Manager shall cause a Membership Interest Transfer to each Designated Transferee, as applicable, to be consummated.

3.3.	Purchase Price. The aggregate purchase price for all of a Transferring Member’s total units transferred to one or more Designated Transferees pursuant to Section 2 shall be One Hundred Dollars ($100) (the “Purchase Price”), payable in cash or by check by the Designated Transferee as soon as reasonably practicable after the occurrence of a Membership Interest Transfer Event; provided, however, that a delay in the payment of the Purchase Price shall in no way negate or impact the effectiveness of the transfer described in Section 2 above.

3.4.	Power of Attorney. Member irrevocably constitutes and appoints Manager, and any assignee of Manager as the true and lawful attorney-in-fact of Member for the sole purpose of consummating any Membership Interest Transfer contemplated hereby and to execute, acknowledge, swear to, and file any certificate, instrument or other documentation that Manager shall deem advisable to consummate the Membership Interest Transfer; provided, however, that the power of attorney granted in this Section 3.4 may be exercised only in the event that Member fails to comply with the terms of this Agreement with respect to a Membership Interest Transfer. This power of attorney is coupled with an interest and shall survive legal incapacity of Member and, for purposes of executing documents evidencing such transfer, the transfer of the Membership Interests by Member.

3.5.	No Ownership Interest. Nothing contained herein shall be deemed to grant or entitle Manager to any present or future ownership interest in the Membership Interests.

4.	Covenants Concerning Provider. Member covenants, in her capacity as member, manager, director, or officer of Provider, to cause Provider to comply with the following:

4.1.	Maintenance of Existence. Member shall maintain Provider at all times as a limited liability company in good standing in Wisconsin. Member shall cause Provider, subject to the terms and conditions of the Management Services Agreement, to maintain all necessary licenses, permits, regulatory approvals and provider numbers necessary for Provider to own its property and conduct its business in accordance with law.

4.2.	Certain Transactions. Member shall not cause or permit to occur any of the following legal actions by Provider or transactions involving Provider, unless such actions are taken by Manager on behalf of Provider as the case may be: (a) the amendment of the organizational or formation documents or company or operating agreement of Provider; (b) the issuance to any person of, or any transfer or encumbrance (other than a transfer with respect to securities of Provider made in compliance with the express provisions hereof) of, membership interests, options, warrants, other rights to acquire, or other securities exercisable or convertible into an equity interest in Provider; (c) the declaration or payment of any distribution or dividend (whether in cash, property or equity) in respect to the Membership Interests; (d) the merger of Provider into any other entity, (e) the sale of all or substantially all of the assets of Provider to any other person, (f) the entry by Provider into a reorganization or similar transaction; (g) the transfer or assignment of any contract or agreement with any governmental agency, health plan, insurance company, hospital or other third party responsible for the arrangement of, or payment for, health care services, under which Provider provides professional services to patients of Provider; or (h) the voluntary liquidation, winding up, or dissolution of Provider. Notwithstanding the foregoing subsection (c), Member may authorize and cause the payment of a cash distribution by Provider in respect of the Membership Interests in an amount necessary for Member to pay any federal, state and local income tax liabilities attributable to taxable income of Provider that is properly allocated to Member.

4.3.	Notifications.

(a)	Unless taken at the request or direction of Manager, Member shall provide Manager no less than sixty (60) days advance written notice to Manager and obtain Manager’s written consent prior to taking or approving, or causing Provider to take or approve, any of the following actions involving Provider: (i) mortgage, pledge, or grant a security interest in any property owned by Provider; (ii) incur or refinance any indebtedness for money borrowed by Provider whether secured or unsecured and including any indebtedness for money borrowed by a member of Provider; (iii) lend money to or guaranty or become surety for the obligations of any person; (iv) compromise or settle any claim against or inuring to the benefit of Provider; (v) incur any liability or make any single expenditure or series of related expenditures on behalf of Provider; (vi) construct any capital improvements, repairs, alterations or changes or enter into any capital transaction or capital lease on behalf of Provider; (vii) elect, appoint, remove or terminate any manager, officer or director of Provider (but not with respect to any re-election or reappointment of an existing manager, officer or director as of the date of this Agreement); (viii) cause Provider to terminate any agreement or arrangement with any insurance carrier, HMO or PPO, or with any other third party payor; (ix) approve salaries and bonuses of any existing employee or other staff of Provider; (x) cause Provider to commence a voluntary case as debtor under the United States Bankruptcy Code; (xi) cease or suspend any payments under the Management Services Agreement; (xii) commence on behalf of Provider any litigation, arbitration or mediation, other than against Manager as a result of Manager’s breach of this Agreement; or (xiii) commence any new service or terminate any type of service furnished through Provider.

(b)	Member shall provide Manager no less than thirty (30) days advance written notice and obtain Manager’s written consent prior to taking or approving, or causing Provider, to take or approve any of the following actions involving Provider, unless such actions are taken by Manager on behalf of Provider: (i) hire or fire any employee or staff member of Provider, (except as otherwise permitted pursuant to Management Services Agreement); (ii) approve salaries and bonuses of any new employee or staff of Provider; (iii) approve severance pay; or (iv) cause Provider to enter any new relationship with any insurance carrier, any HMO or PPO, or with any other third party payor.

(c)	Member shall, or shall cause Provider, as the case may be to, give Manager prompt notice of any subpoena, government investigation, litigation, or claim against: (i) Provider; (ii) Member with regard to her position as a manager, member, director, or officer of Provider, or with respect to this Agreement; or (iii) any manager, employee, director, officer, or other member of Provider.

4.4.	Name Change. Member hereby consents to change the name of Provider if requested by Manager for purposes of marketing the services of Provider; provided, however, that Member may reasonably withhold such consent and retain the name of the Provider, as applicable, if qualified legal counsel, engaged by Member at Member’s expense, determines that any name change requested by the Manager would violate any prohibitions or restrictions of applicable law or regulation.

5.	Construction. The parties have participated jointly in the negotiation of this Agreement. In the event of any ambiguity, question of intent or interpretation, or conflict may arise with respect to the provisions of the organizational or formation documents or company or operating agreement of Provider and the provisions of this Agreement, a court shall construe any such ambiguity, question of intent or interpretation, or conflict in favor of this Agreement.

6.	Remedies. Member and Provider recognize that Manager, Provider, or both will be irreparably damaged in amounts difficult to ascertain if Member or Provider breach or threaten to breach any of the terms and provisions of this Agreement which are to be observed or performed by Member or Provider hereunder. Accordingly, in the event of any threatened breach or default or actual breach or default by Member or Provider of the terms and provisions of this Agreement which are to be observed or performed by Member and Provider hereunder, Manager or Provider, as the case may be, shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages. Such remedies shall, however, be cumulative and not exclusive, and nothing contained herein shall be construed as prohibiting Manager from pursuing any other remedies available to it at law or equity, including, but not limited to, enforcing its rights to specific performance hereunder. Provider recognizes that Member will be irreparably damaged in amounts difficult to ascertain if Provider breaches or threatens to breach any of the terms and provisions of this Agreement which are to be observed or performed by Provider hereunder. Accordingly, in the event of any threatened breach or default or actual breach or default by Provider of the terms and provisions of this Agreement which are to be observed or performed by Provider hereunder, Member shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages. Such remedies shall, however, be cumulative and not exclusive. Furthermore, nothing contained herein shall be construed as prohibiting Member from pursuing any other remedies available to it at law or in equity, including, but not limited to, enforcing its rights to specific performance hereunder.

7.	Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by certified or registered mail, return receipt requested, postage prepaid.

If to Provider or Member:

Wisconsin Fertility and Reproductive Surgery Associates, S.C.

3146 Deming Way

Middleton, WI 53562

Attention: Elizabeth Pritts, M.D.

Email:

If to Manager:

Wood Violet Fertility LLC

5582 Broadcast Court

Sarasota, Florida 342240

Attention: Andrea Goren

Email: legal@invobio.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter and Hampton LLP

30 Rockefeller Plaza

New York, NY 10112-0015

Attention: Amanda L. Zablocki, Esq.

Email: azablocki@sheppardmullin.com

All notices, requests, consents, and other communications provided for by this Agreement shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either: (i) delivered by hand, (ii) sent by recognized overnight courier, or (iii) sent by certified mail, return receipt requested, postage prepaid to such address as each Party shall provide the other Party from time to time, or (iv) delivered via electronic mail, return receipt requested, provided that any notice sent via electronic mail must also be accompanied by another form of notice set forth in the foregoing sub-sections (i)-(iii). Notice shall be deemed given (A) upon delivery, if hand delivered, (B) on the next business day, if sent next day delivery by a recognized overnight courier, (C) if sent by certified mail, five (5) business days following the day such mailing is made; and (D) if sent via electronic mail, followed by notice consistent with the foregoing sub-sections (i)-(iii), upon delivery (regardless of whether the recipient confirms such receipt as requested).

8.	Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their authorized successors or assigns. The rights of any party hereunder may not be assigned without the consent of the remaining parties hereto, provided, however, that the Manager may assign its rights and obligations under this Agreement: (i) to a bank or any other financial institution or any person or entity from which Manager thereof has obtained, or will obtain, financing, and Manager may grant a security interest in its right, title and interest hereunder; and (ii) following prior written notice to Member, to any successor to the business of the Manager related to Provider, without the prior consent of the other parties hereto, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Manager related to Provider and such assignee or transferee expressly assumes all the obligations, duties, and liabilities of the Manager set forth in this Agreement.

9.	Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Manager, Provider, Member, or a Designated Transferee, any rights or remedies under or by reason of this Agreement. Each Designated Transferee, if and when he, she, or it becomes a Designated Transferee, is an intended beneficiary of this Agreement and shall have standing to enforce the provisions of this Agreement.

10.	Governing Law; Venue. Except as expressly provided for herein, this Agreement, the rights and obligations hereunder, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the state of Delaware. The parties hereby submit to the exclusive jurisdiction and venue of the federal and state courts located in the state of Delaware for the purposes of any action between the parties arising out of this Agreement.

11.	Entire Agreement. All understandings and agreements heretofore had between the parties hereto with respect to the transactions contemplated hereby are merged into this Agreement, and this Agreement and all other documents specifically referenced herein reflect all the understandings of the parties with respect to such transactions.

12.	Captions. The section titles or captions in this Agreement are for convenience of reference only. They shall not be considered to be a part of this Agreement, and they in no way define, limit, extend or describe the scope or intent of any provision hereof.

13.	Modification. This Agreement cannot be modified, extended or amended except by written agreement signed by all of the parties hereto.

14.	Arbitration. Any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be settled exclusively through arbitration to be conducted by the American Health Law Association in the state of Delaware. The determination of the arbitrator or arbitrators shall be final, binding, and conclusive on the Parties, and an application may be made to any court of competent jurisdiction for an order enforcing such determination. Each party shall pay an equal portion of the fees and expenses of the arbitrators, but all other fees and expenses, including legal fees and expenses, shall be paid by the party incurring them.

15.	Further Assurances. Each party shall perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other parties in order to carry out the intent and purposes of this Agreement. Except as otherwise provided in this Agreement, the actions, executions, deliveries and cooperation of each party under this Section 15 shall be without further consideration and at such party’s expense.

16.	Confidentiality. The existence and the terms and conditions of this Agreement are confidential and shall not be disclosed to any third party by any party to this Agreement without the prior written consent of all other parties to this Agreement, provided, however, each party may disclose the existence and the terms and conditions of this Agreement as required by law after notice of the same to the non-disclosing party or to appropriate employees, independent contractors, and agents who are bound by separate ethical or contractual obligations of confidentiality to the disclosing party.

17.	Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

18.	Counterparts. This Agreement may be executed in one (1) or more counterparts and each counterpart, whether original executions or facsimile executions or a combination, when so executed and delivered shall constitute a complete and original instrument, and it shall not be necessary when making proof of this Agreement or any counterpart thereto to produce or account for any other counterparts.

19.	Advice of Counsel. Member acknowledges that she has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel.

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IN WITNESS WHEREOF, the parties have executed this Directed Equity Transfer Agreement as of the Effective Date.

MANAGER:

Wood Violet Fertility LLC,
a Delaware limited liability company

By:	/s/ Steve Shum
Name:	Steve Shum
Title:	President

PROVIDER:

Wisconsin Fertility and Reproductive Surgery Associates, S.C.,
a Wisconsin corporation

By:	/s/ Elizabeth Pritts
Name:	Elizabeth Pritts, M.D.
Title:	President

MEMBER:

/s/ Elizabeth Pritts
Elizabeth Pritts Revocable Living Trust
Elizabeth Pritts, Trustee

[Signature Page to Directed Equity Transfer Agreement]

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